FIELDPOINT PETROLEUM REPORTS

RESIGNATION OF DIRECTOR

AUSTIN, TX – July 3, 2019 – FieldPoint Petroleum Corporation (OTC: FPPP) today announced the resignation of a member of its Board of Directors.

Mr. Dan Robinson has served on the Board of Directors of FieldPoint Petroleum since August of 2004 and has made a significant contribution during his time in office. Effective June 30, 2019, Mr. Robinson has decided to retire from all his business and board activities so that he and his wife can travel and enjoy their, as he put it, “golden years.”  Dan has a long history of involvement with the petroleum industry and has a great understanding of the business. His wisdom and vision will be greatly missed. We want to thank Dan for all these years of dedicated participation on the Board and wish him the very best in his retirement.

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming. For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3560 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746